Exhibit 16.1

November 8, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

Under the date of August 23, 2007, we reported on the consolidated financial statements of National Presto Industries, Inc. and Subsidiaries as of and for the years ended December 31, 2006, 2005, 2004, and 2003. On November 8, 2007 we notified the Audit Committee of the Board of Directors that we did not intend to stand for re-election as the Company’s independent registered public accounting firm for 2007. We have read National Presto Industries, Inc. and Subsidiaries’ statements included under Item 4.01 of its Form 8-K dated November 8, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with National Presto Industries, Inc. and Subsidiaries’ statement that the appointment of BDO Seidman, LLP was approved by the board of directors and audit committee, or the statements that the Registrant did not consult with BDO Seidman, LLP regarding either (i) the application of accounting principles to any transaction, either contemplated or proposed, (ii) the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Sincerely,

/s/ Virchow, Krause & Company, LLP